Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Jade Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	Rule 457(a)(2)	6,613,292(3)	$9.87	$65,273,192.04	$153.10 per $1,000,000	$9,993.33

Equity	Common stock, $0.0001 par value per share	Rule 457(a)(4)	1,405,408(5)	$9.62	$13,520,024.96	$153.10 per $1,000,000	$2,069.92

Equity	Common stock, $0.0001 par value per share	Rule 457(a)(2)	526,241(6)	$9.87	$5,193,998.67	$153.10 per $1,000,000	$795.20

Equity	Common stock, $0.0001 par value per share	Rule 457(a)(7)	7,942,689(8)	$4.76	$37,807,199.64	$153.10 per $1,000,000	$5,788.28

Total Offering Amounts					$121,794,415.31		$18,646.73

Total Fee Offsets							—

Net Fee Due							$18,646.73

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Jade Biosciences, Inc. (the “Registrant”) that become issuable under the Jade Biosciences, Inc. 2025 Stock Incentive Plan (“SIP”), the Jade Biosciences, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”), and the Jade Biosciences, Inc. Amended and Restated 2024 Equity Incentive Plan (as amended, the “EIP”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Global Market, on June 23, 2025.

(3)	Represents the shares of Common Stock issuable under the SIP.

(4)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act and based on the weighted average exercise price of the outstanding options granted under the SIP.

(5)	Represents the shares of Common Stock issuable pursuant to outstanding options granted under the SIP.

(6)	Represents the shares of Common Stock issuable under the ESPP.

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act and based on the weighted average exercise price of the outstanding options under the EIP (the “Assumed Options”), which were assumed by the Registrant and converted into stock options to purchase shares of Common Stock in connection with the consummation of the business combination contemplated by that certain Agreement and Plan of Merger, dated as of October 30, 2024, by and among the Registrant, Caribbean Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant, Caribbean Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Registrant, and an entity formerly known as Jade Biosciences, Inc., a private Delaware corporation.

(8)	Represents the shares of Common Stock subject to the Assumed Options.